Exhibit 99.1

The New York Times Company Reports 2016 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--July 28, 2016--The New York Times Company (NYSE: NYT) announced today a second-quarter 2016 diluted loss per share from continuing operations of $.00 compared with diluted earnings per share of $.10 in the same period of 2015. Adjusted diluted earnings per share from continuing operations (defined below) were $.11 in the second quarter of 2016 compared with $.13 in the second quarter of 2015.

Operating profit decreased to $9.1 million in the second quarter of 2016 from $38.1 million in the same period of 2015. The decline was driven by costs incurred in connection with the streamlining of the Company’s international print operations, a charge for a partial withdrawal obligation under a multiemployer pension plan and lower advertising revenues. Adjusted operating profit (defined below) was $54.5 million in the second quarter of 2016 compared with $64.4 million in the second quarter of 2015. The decline was driven by lower advertising revenues, which were partially offset by higher circulation revenues.

“We once again saw a robust quarter in terms of digital subscriber growth, with 51,000 net paid digital-only subscriptions to our news products added in Q2 and growth of 22 percent year-over-year. Much of our success in building our digital pay model is the result of a renewed effort to clearly communicate the value of Times journalism and our products through mission-related, native messaging to an expanding number of highly engaged readers,” said Mark Thompson, president and chief executive officer, The New York Times Company.

“Advertising was tougher in the quarter, particularly on the print side. In digital, we saw very strong growth in mobile, video and virtual reality, branded content and programmatic advertising. These were not enough to offset declines in traditional web display in Q2, which led to an overall decline in digital advertising. However, we expect that situation to improve in the second half of the year; in fact, we are already seeing a marked turnaround in July. We expect to deliver strong revenue growth from both digital advertising and our digital consumer business in Q3.

“And finally, in the quarter, we have undertaken a variety of steps to keep our cost base in line and will continue to maintain a mindful eye in this respect.”

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2016 to the second quarter of 2015.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

Second-quarter 2016 results included the following special items:

  An $11.9 million ($7.1 million after tax or $.04 per share) charge in connection with the streamlining of the Company’s international print operations (primarily consisting of severance costs).
  An $11.7 million ($7.0 million after tax or $.04 per share) charge for a partial withdrawal obligation under a multiemployer pension plan following an unfavorable arbitration decision.

There were no special items in the second quarter of 2015.

The Company had severance costs (in addition to those associated with the streamlining of the Company’s international print operations) of $1.7 million ($1.0 million after tax or $.01 per share) and $1.9 million ($1.1 million after tax or $.01 per share) in the second quarters of 2016 and 2015, respectively.

Results from Continuing Operations

Revenues
Total revenues for the second quarter of 2016 decreased 2.7 percent to $372.6 million from $382.9 million in the second quarter of 2015. Circulation revenues increased 3.0 percent, while advertising revenues declined 11.7 percent and other revenues increased 4.0 percent.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and the 2016 increase in home-delivery prices at The New York Times newspaper more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscriptions (which includes news product and Crossword product subscriptions) increased 15.3 percent compared with the second quarter of 2015, to $56.4 million. Circulation revenue from digital-only subscriptions to our news products increased 14.0 percent to $54.1 million.

Paid digital-only subscriptions totaled approximately 1,424,000 as of the end of the second quarter of 2016, a net increase of 67,000 subscriptions compared to the end of the first quarter of 2016 and a 25 percent increase compared to the end of the second quarter of 2015. Of the 67,000 net additions, 51,000 net additions came from the Company’s digital news products, while the remainder came from the Company’s Crossword product.

Second-quarter print advertising revenue decreased 14.1 percent while digital advertising revenue decreased 6.8 percent. Digital advertising revenue was $45.0 million, or 34.3 percent of total Company advertising revenues, compared with $48.3 million, or 32.5 percent, in the second quarter of 2015. The decrease in print advertising revenues resulted primarily from a decline in display advertising. The decrease in digital advertising revenues primarily reflected a decrease in traditional website display advertising, partially offset by increases in revenue from our mobile platform, our programmatic buying channels and branded content.

Operating Costs
Operating costs decreased in the second quarter of 2016 to $339.9 million compared with $344.8 million in the second quarter of 2015, largely due to lower non-operating retirement costs. Adjusted operating costs were relatively flat at $318.2 million as savings in print production and distribution were offset by higher costs in advertising and technology.

Non-operating retirement costs, which exclude special items, decreased to $5.0 million from $8.7 million in the second quarter, driven by a change in the methodology of calculating the discount rate applied to retirement costs. The exhibits in this release include the detail of non-operating retirement costs.

Raw materials costs decreased to $17.0 million from $18.3 million in the second quarter largely due to volume declines.

Other Data

Interest Expense, net
Interest expense, net decreased to $9.1 million in the second quarter of 2016 from $9.8 million in the second quarter of 2015 due to higher yielding investment income in the second quarter.

Income Taxes
The Company had income tax expense of $0.1 million in the second quarter of 2016 and $11.7 million in the second quarter of 2015. The decrease in income tax expense is due to lower income from continuing operations in the second quarter of 2016.

Liquidity
As of June 26, 2016, the Company had cash and marketable securities of approximately $915.4 million (excluding restricted cash of approximately $28.2 million, the majority of which is set aside to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $433.7 million.

Capital Expenditures
Capital expenditures totaled approximately $5 million in the second quarter of 2016.

Outlook
Total circulation revenues in the third quarter of 2016 are expected to increase at a rate similar to that of the second quarter of 2016.

Total advertising revenues in the third quarter of 2016 are expected to decrease in the mid-single digits compared with the third quarter of 2015.

Operating costs are expected to increase in the mid-single digits in the third quarter of 2016 compared with the third quarter of 2015, while adjusted operating costs are expected to increase in the low to mid-single digits. Our outlook on adjusted operating costs excludes severance and non-operating retirement costs, and in the third quarter of 2016, we expect severance costs to increase compared to the third quarter of 2015, partially offset by a decrease in non-operating retirement costs.

The Company expects the following on a pre-tax basis in 2016:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $35 million to $40 million, and
  Capital expenditures: $35 million to $40 million.

Conference Call Information
The Company’s second-quarter 2016 earnings conference call will be held on Thursday, July 28 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 26465463. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, August 4. The passcode is 26465463.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s circulation and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2015. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2016	2015	% Change	2016	2015	% Change
Revenues
Circulation (a)	$219,480	$213,128	3.0%	$437,474	$425,921	2.7%
Advertising(b)	131,155	148,599	-11.7%	270,835	298,507	-9.3%
Other(c)	21,995	21,159	4.0%	43,836	42,697	2.7%
Total revenues	372,630	382,886	-2.7%	752,145	767,125	-2.0%
Operating costs
Production costs	152,717	152,773	0.0%	310,579	309,409	0.4%
Selling, general and administrative costs	172,069	176,252	-2.4%	350,315	355,049	-1.3%
Depreciation and amortization	15,147	15,810	-4.2%	30,619	30,654	-0.1%
Total operating costs	339,933	344,835	-1.4%	691,513	695,112	-0.5%
Restructuring charge (d)	11,855	—	*	11,855	—	*
Multiemployer pension withdrawal expense(e)	11,701	—	*	11,701	4,697	*
Pension settlement charges(f)	—	—	*	—	40,329	*
Operating profit	9,141	38,051	-76.0%	37,076	26,987	37.4%
Loss from joint ventures (g)	(412)	(356)	15.7%	(42,308)	(928)	*
Interest expense, net	9,097	9,776	-6.9%	17,923	21,968	-18.4%
(Loss)/ income from continuing operations before income taxes	(368)	27,919	*	(23,155)	4,091	*
Income tax expense/(benefit)	124	11,700	-98.9%	(9,077)	2,293	*
Net (loss)/ income	(492)	16,219	*	(14,078)	1,798	*
Net loss attributable to the noncontrolling interest	281	181	55.2%	5,596	340	*
Net (loss)/ income attributable to The New York Times Company common stockholders	$(211)	$16,400	*	$(8,482)	$2,138	*

Average number of common shares outstanding:
Basic	161,128	166,355	-3.1%	161,052	165,173	-2.5%
Diluted	161,128	168,316	-4.3%	161,052	167,491	-3.8%

Basic (loss)/earnings per share attributable to The New York Times Company common stockholders	$(0.00)	$0.10	*	$(0.05)	$0.01	*

Diluted (loss)/earnings per share attributable to The New York Times Company common stockholders	$(0.00)	$0.10	*	$(0.05)	$0.01	*
Dividends declared per share (h)	$—	$0.04	*	$0.04	$0.08	*

* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)
(a)

In the first quarter of 2016, the Company reclassified the subscription revenue from its Crossword product, including prior period information, into circulation revenues from other revenues. The following tables summarize 2016 and 2015 digital-only subscription revenues reflecting this reclassification:

				2016
				Second Quarter	% Change vs. 2015	Six Months	% Change vs. 2015
	Digital-only subscription revenues:
	Digital-only news product subscription revenues			$ 54,126	14.0%	$ 106,201	13.5%
	Digital Crossword product subscription revenues			2,272	54.6%	4,370	56.5%
	Total digital-only subscription revenues			$ 56,398	15.3%	$ 110,571	14.7%

		2015
		First Quarter		Second Quarter	Third Quarter	Fourth Quarter	Full Year
	Digital-only subscription revenues:
	Digital-only news product subscription revenues	$	46,127	$ 47,465	$48,656	$ 50,409	$192,657
	Digital Crossword product subscription revenues	1,323		1,470	1,630	1,863	6,286
	Total digital-only subscription revenues	$	47,450	$ 48,935	$50,286	$ 52,272	$198,943

Consistent with this reclassification, the Company also adjusted the number of digital-only subscriptions to include

Crossword product subscriptions. The following tables summarize 2016 and 2015 digital-only subscriptions:

						2016
						June 26, 2016	% Change vs. 2015
	Digital-only subscriptions:
	Digital-only news product subscriptions					1,212	22.4%
	Digital Crossword product subscriptions					212	46.2%
	Total digital-only subscriptions					1,424	25.5%

				2015
				March 29, 2015	June 28, 2015	September 27, 2015	December 27, 2015
	Digital-only subscriptions:
	Digital-only news product subscriptions			957	990	1,041	1,094
	Digital Crossword product subscriptions			142	145	159	176
	Total digital-only subscriptions			1,099	1,135	1,200	1,270

(b)	The following table summarizes advertising revenues by category in the second quarter and first six months of 2016:

				2016
				Second Quarter	% Change vs. 2015	Six Months	% Change vs. 2015
	Display			$ 116,446	-14.1%	$ 242,467	-10.8%
	Classified			7,788	-6.1%	15,952	-9.5%
	Other advertising			6,921	44.2%	12,416	38.7%
	Total advertising			$ 131,155	-11.7%	$ 270,835	-9.3%

(c)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, NYT Live business and e-commerce.

(d)	In the second quarter of 2016, the Company recorded an $11.9 million charge in connection with the streamlining of its international print operations (primarily consisting of severance costs).

(e)

In the second quarter of 2016 and first quarter of 2015, the Company recorded charges of $11.7 million and $4.7 million,

respectively, for partial withdrawal obligations under multiemployer pension plans. The $11.7 million charge followed an unfavorable arbitration decision in the second quarter of 2016.

(f)	In the first quarter of 2015, the Company recorded pension settlement charges of $40.3 million in connection with lump sum payment offers to certain former employees.

(g)

In the second and first quarters of 2016, the Company recorded a $1.6 million and $41.4 million loss from joint ventures,

respectively, related to the announced closure of a paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary.

(h)	The Board of Directors declared a quarterly dividend on June 28, 2016, subsequent to the second quarter.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Second Quarter			Six Months
	2016	2015	% Change	2016	2015	% Change
Diluted (loss)/earnings per share from continuing operations	$ (0.00)	$ 0.10	*	$ (0.05)	$ 0.01	*
Add:
Severance	0.01	0.01	*	0.03	0.02	*
Non-operating retirement costs	0.03	0.05	-40.0%	0.06	0.10	-40.0%
Special items:
Restructuring charge	0.07	—	*	0.07	—	*
Multiemployer pension plan withdrawal expense	0.07	—	*	0.07	0.03	*
Loss in joint ventures, net of tax and noncontrolling interest	—	—	*	0.21	—	*
Pension settlement charges	—	—	*	—	0.24	*
Income tax expense of special items	(0.08)	(0.03)	*	(0.18)	(0.16)	12.5%
Adjusted diluted earnings per share from continuing operations (1)	$ 0.11	$ 0.13	-15.4%	$ 0.21	$ 0.25	-16.0%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2016	2015	% Change	2016	2015	% Change
Operating profit/(loss)	$9,141	$38,051	-76.0%	$37,076	$26,987	37.4%
Add:
Depreciation & amortization	15,147	15,810	-4.2%	30,619	30,654	-0.1%
Severance	1,656	1,874	-11.6%	5,256	3,391	55.0%
Non-operating retirement costs	4,967	8,674	-42.7%	9,503	17,549	-45.8%
Special items:
Restructuring charge	11,855	—	*	11,855	—	*
Multiemployer pension plan withdrawal expense	11,701	—	*	11,701	4,697	*
Pension settlement charge	—	—	*	—	40,329	*
Adjusted operating profit	$54,467	$64,409	-15.4%	$106,010	$123,607	-14.2%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Second Quarter			Six Months
	2016	2015	% Change	2016	2015	% Change
Operating costs	$339,933	$344,835	-1.4%	$691,513	$695,112	-0.5%
Less:
Depreciation & amortization	15,147	15,810	-4.2%	30,619	30,654	-0.1%
Severance	1,656	1,874	-11.6%	5,256	3,391	55.0%
Non-operating retirement costs	4,967	8,674	-42.7%	9,503	17,549	-45.8%
Adjusted operating costs	$318,163	$318,477	-0.1%	$646,135	$643,518	0.4%

Components of non-operating retirement costs (1)

	Second Quarter			Six Months
	2016	2015	% Change	2016	2015	% Change
Pension:
Interest cost	$18,607	$21,016	-11.5%	$37,215	$42,456	-12.3%
Expected return on plan assets	(27,789)	(28,832)	-3.6%	(55,579)	(57,607)	-3.5%
Amortization and other costs	8,121	10,749	-24.4%	16,243	21,416	-24.2%
Non-operating pension costs	(1,061)	2,933	*	(2,121)	6,265	*
Other postretirement benefits:
Interest cost	495	689	-28.2%	990	1,377	-28.1%
Amortization and other costs	1,026	1,303	-21.3%	2,052	2,606	-21.3%
Non-operating other postretirement benefits costs	1,521	1,992	-23.6%	3,042	3,983	-23.6%
Expenses associated with multiemployer pension plan withdrawal obligations	4,507	3,749	20.2%	8,582	7,301	17.5%
Total non-operating retirement costs	$4,967	$8,674	-42.7%	$9,503	$17,549	-45.8%
(1) Components of non-operating retirement costs do not include special items
* Represents a change equal to or in excess of 100% or not meaningful.

CONTACT:
The New York Times Company
Media:
Eileen Murphy, 212-556-1982
eileen.murphy@nytimes.com
or
Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com